Exhibit 10.2

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is entered into this 1st day of October, 2008 (the “Effective Date”), by and between Metaca Corporation, a Canadian corporation (the “Company”), and Anna P. Rossetti, an individual (the “Employee”).

RECITALS

A.                                    The Company and its Affiliates are engaged in the business of manufacturing, personalizing, designing, distributing, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, membership cards, gaming cards, player tracking cards, casino cards, hotel key cards, access cards, ID cards, contactless cards, prepaid gift cards, blank cards and the provision of card design services, software and support (the “Business”); and

B.                                    The Company desires to employ the Employee on the terms and conditions set forth herein and Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1.                                           Definitions.

1.1                               Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2                               Company.  “Company” includes the Company’s subsidiaries, divisions and Affiliates as they may exist from time to time.

1.3                               Confidential Information. “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company and includes, without limitation, the following information:  financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; growth, merger, acquisition and/or divestiture plans; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, manufacturing and process information, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation information and recruiting plans.  Confidential Information includes information developed by the Employee in the course of performing service to the Company.  Employee acknowledges that such information is confidential whether or not it is labeled as such by the Company.

1.4                               Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.5                               Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.

1.6                               Restricted Territory.  “Restricted Territory” means the United States of America, Canada and Mexico.

1.7                               Stockholders Agreement. “Stockholders Agreement” means that certain Stockholders Agreement of the Company dated on or about June 28, 2007, as amended and supplemented from time to time, by and among the stockholders of the Company, including Employee, as the same may be amended from time to time in accordance with its terms.

1.8                               Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information of distributors or their employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work she may do for, or at the request of, the Company or which relates to the business, operations, activities, research or investigations of the Company.

Section 2.                                           Employment.

2.1                               Term.  The Company shall employ the Employee, and the Employee shall serve the Company, for a continuous term beginning on the Effective Date and ending on October 1, 2011 (the “Original Term”), and this Agreement shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods beginning on October 1, 2011, unless either party gives the other party written notice in accordance with the terms herein of its or her election not to renew the term at least 60 days prior to the end of the Original Term or any such renewal term, or unless sooner terminated pursuant to the provisions of this Agreement (the “Term”).

2.2                               Duties.

(a)                                 Capacity.  The Employee will be employed by the Company as President of CPI Card Group-Canada, and the Employee will perform the responsibilities and duties that are usual to the position of a President of division of the Company and will have such other responsibilities and duties consistent with her position as requested by the Board of Directors of the Company (“Board”) from time to time.  The Employee will report directly to the President and Chief Executive Officer of the Company.   On an interim basis only, pending the appointment of the President and Chief Executive Officer of the Company, the Employee shall report to Brad Seaman, Chairman of the Board and acting Chief Executive Office or such other person as may be acting as Chief Executive Officer in the future.  The Employee will use her best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform her duties and responsibilities to the best of her ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  The Employee will be employed on a full-time basis and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Employee shall render her services in accordance with such policies as the Company may establish from time to time for the conduct of its employees.  The Employee shall perform her duties under this Agreement at the Company’s offices in Ontario, Canada, and shall travel to such other places in the

United States, Canada and elsewhere as the Company so directs from time to time as may be reasonably needed.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, the Employee shall not, without the prior written approval of the Company, render services of a business, professional or commercial nature for compensation or otherwise to any Person.

2.3                               Compensation.  As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:

(a)                                 Salary.  The Company shall pay to the Employee, divided into approximately twenty-six equal, bi-weekly installments in accordance with the Company’s policies in effect from time to time, a minimum annual base salary (the “Annual Base Salary”) of CDN $250,000, which salary will be reviewed by the Company each anniversary of the Effective Date.

(b)                                 Expenses; Vacation.  During the Term, the Company shall reimburse Employee for (i) her travel and entertainment expenses in connection with her employment by the Company in accordance with the policies of the Company in effect from time to time, (ii) association membership dues in connection with her employment by the Company in accordance with the policies of the Company in effect from time to time and (iii) education seminar expenses approved in advance by the President and Chief Executive Officer of the Company.  The Employee will receive four (4) weeks paid vacation per year and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company and applicable law.

(c)                                  Incentive Compensation.  During the Term, the Employee shall be eligible to participate in the Company’s incentive compensation program, subject to the terms and conditions therein.  Pursuant to the incentive compensation program, Employee will have the opportunity for an incentive bonus at a target of up to 80% of the Annual Base Salary (pro-rated for any calendar year in which Employee was not employed by the Company for the full calendar year), depending on performance metrics to be defined by the President and Chief Executive Officer of the Company Incentive compensation is not guaranteed and the Employee will not be eligible for an incentive bonus in a calendar year if she resigns from her employment prior to the close of that calendar year or is terminated by the Company for cause prior to the close of that calendar year.

(d)                                 Company Car.  During the Term, the Company shall provide Employee with a monthly car allowance of CDN $1,000 per month in order to defray the cost of an automobile and automobile insurance.

(e)                                  Additional Benefits.  During the Term, the Company shall provide Employee with (i) personal medical insurance supplement and (ii) critical care insurance or long-term disability, in each case in amounts, terms and conditions similar to the other executive employees of the Company.  During the Term, the Company shall provide matching contributions to Employee’s RRSP retirement plan up to four percent (4%) of the Employee’s base salary annually, subject to the limitations of applicable law.  The Employee will receive all general benefits for which she is eligible under the terms of any plans, programs or arrangements, if any, the Company may provide (“Additional Benefits”) from time to time.  Additional Benefits will in all respects be paid in accordance with the then-existing plans, or policies, programs and/or arrangements establishing or governing such Additional Benefits.  The Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements so long as any such actions do not have the effect of reducing the aggregate value of the benefits granted to the Employee as of the date of this Agreement unless such addition, termination or amendment is generally applicable to all executive employees of the Company.

Section 3.                                           Restrictive Covenants.

3.1                               Confidential Information.  The Employee acknowledges and agrees that in the performance of her duties under this Agreement, she will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company. The Employee further agrees that any Confidential Information gained by the Employee during her employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Company during the Term of Employment and not compete with the Company for a reasonable period after such employment, as further provided in the following sections.

3.2                               Non-Competition During Term.  During the Term and any renewal term or other period of employment, the Employee shall not, in any of the United States of America, Canada, Mexico or any other country in the world:

(a)                                 enter into or engage in any business that competes with the Business; or

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business; or

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3                               Non-Competition After Term and Following Employment.  For a period of one (1) year following the termination of Employee’s employment for any reason, Employee shall not and shall cause each of her Affiliates not to:

(a)                                 enter into or engage in any business that competes with the Business within the Restricted Territory; or

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory; or

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory with respect to the business of that Person that competes with the Business within the Restricted Territory.

3.4                               Employee Non-Solicitation.  During the Term, any renewal term or other period of employment and for a period of one (1) year following termination of employment for any reason, Employee shall not, and shall cause each of her Affiliates not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee, representative or agent of the Company to terminate her or its employment, representation or other association with the Company.

3.5                               Non-Competition - Direct or Indirect.  The Employee will be in violation of Sections 3.2, 3.3 and 3.4 if she engages in any or all of the activities set forth in those sections directly as an individual on her own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, officer and/or director or shareholder.  The restrictions in Sections 3.2, 3.3, 3.4 and this Section 3.5 do not, however, prohibit the Employee from holding not more than five percent of the issued shares of any public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world. Furthermore, the restrictions in Sections 3.3 and 3.4 and this Section 3.5 do not prohibit the Employee from entering into an employment relationship with VISA Inc., MasterCard Inc., or any of the Company’s customers or former customers or active prospects following the termination of her employment under this Agreement, provided that such employment does not adversely affect the Company’s business, including, without limitation, the cessation of any business relationship, sales or any other contractual relationship.

Section 4.                                           Development of Inventions, Improvements or Know-How.

4.1                               Disclosure Obligation.  The Employee or her heirs, assigns and representatives, as appropriate, shall disclose fully and promptly to the Company any and all Work Product developed during the course and scope of Employee’s employment, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2                               Assignment.  All Work Product developed during the course and scope of the Employee’s employment is deemed a “work of hire” in accordance with applicable law and is owned exclusively by the Company.  At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  The Employee appoints the Company as her agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3                               Publication.  The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Company.

Section 5.                                           Non-Disclosure.  The Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during the Term or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing her duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information. The Employee specifically acknowledges that with respect to any Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee, such Confidential Information:  (i) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or uses; (ii) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (iii) such information is and will remain the sole property of the Company; and (iv) any retention and use of such information during or after the termination of her employment with the Company will constitute a misappropriation of the Company’s trade secrets.  Employee’s confidentiality and non-disclosure obligations under this provision shall extend beyond the Term any renewal term or other period of employment, no matter the reason for the termination of employment, for as long as such Confidential Information is not generally known to the public.

Section 6.                                           Termination of Employment.

6.1                               Right to Terminate.

(a)                                 Death.  The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)                                 Disability.  In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing her essential duties under this Agreement with such accommodations, if any, as required pursuant to applicable legislation for (i) a continuous period of 180 days and remains so incapable at the end of such 180-day period, or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days, the Company has the right to terminate the Employee’s employment by the Company and this Agreement upon 30 days’ prior written notice to the Employee provided, however, that such termination does not adversely affect the Employee’s eligibility to apply for and receive long term disability benefits under the Company’s long term disability plan.

(c)                                  Breach.  In the event that the Employee materially breaches, or materially fails to comply with, any of the provisions of this Agreement or the Stockholders Agreement, the Company, upon 30 days’ prior written notice to the Employee specifying the nature of the breach or failure to comply, has the right to terminate the Employee’s employment by the Company and this Agreement (i) if the Employee fails to cure such breach or failure to comply, if curable, within 30 days after the giving of such written notice by the Company, or (ii) within 10 days after the giving of such written notice by the Company, if such breach or failure to comply cannot be cured.

(d)                                 Cause.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for cause upon prior written notice to the Employee upon any: (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company, or any other act involving fraud with respect to the Company; (iii) gross or willful misconduct that is materially injurious to the Company; (iv) repeated failure, after written notice to Employee, to follow the reasonable and lawful directives of the Company which directives are consistent with the Employee’s responsibilities with the Company; or (v) any breach of this Agreement as defined in Section 6.1(c).

(e)                                  Otherwise by the Company.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 upon 90 days’ prior written notice to the Employee.

(f)                                   By Employee.  The Employee has the right to terminate her employment under this Agreement at any time upon 90 days’ prior written notice to the Company.

6.2                               Rights and Obligations of Employee Upon Termination.

(a)                                 Payment Obligation.  Upon the termination by the Company of the Employee’s employment pursuant to Sections 6.1(c) or (d) or the termination by the Employee of the Employee’s employment pursuant to Section 6.1(f), the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee the Compensation due the Employee pursuant to Sections 2.3(a), (b), (d) and (e) up to the date of termination.

(b)                                 Death or Disability Benefits.  Upon any termination of the Employee’s employment pursuant to Section 6.1(a) or (b), and the execution and delivery by the Employee or the Employee’s legal representative to the Company of a general release in form and substance satisfactory to the Company in its reasonable discretion, the Company shall pay to the Employee or, in the event of the Employee’s death, the Employee’s designated beneficiary or estate, on the last day of each of the twelve (12) months following the month in which such termination occurred a severance payment equal to (i) the sum of the Employee’s monthly installment of Annual Base Salary plus (ii) 1/12th of the Employee’s annual incentive bonus calculated on the basis of the average of the bonuses received by the Employee in the prior three calendar years or, if the Employee has been employed for less three complete calendar years, in such lesser complete calendar year(s) or, if the Employee has been employed for less than one complete calendar year, at target. For clarification, if the bonus portion of the monthly severance payment was calculated at target, the Employee would receive 12 monthly severance payments, each in the sum of $37,500, or a total severance payment of $450,000, based on her Compensation as at the date of this Agreement. Except in the event of the Employee’s death, the Company shall also continue to distribute to the Employee all benefits under Section 2.3(e) from the date of the Employee’s termination of employment through to expiry of the twelve month severance period. All payments and other distributions under this Section 6.2(b) will be subject to reduction by the Company during the twelve month severance period in an amount equal to any income generated by the Employee from new employment including self employment during the twelve month severance period and such payments and other distributions are in addition to the Employee’s Compensation during the notice period specified in Section 6.1(b). Provided, upon termination of the Employee pursuant to Section 6.1(a) or (b), for the number of months the Employee would be entitled to severance payments, the Company is not obligated to pay any severance payments to the Employee if the Employee materially violates Sections 3, 4 or 5 of this Agreement.  The Company will also distribute to the Employee or, in the event of the Employee’s death, the Employee’s designated beneficiary or estate, the Compensation due the Employee pursuant to Sections 2.3(a), (b), (c), (d) and (e) up to the date of termination.  The Death and Disability Benefits pursuant to this Section 6.2(b) are inclusive of and in full satisfaction of all statutory, common law, or contractual pay in lieu of notice of termination or severance pay to which the Employee may be entitled in connection with any termination of Employee’s employment.

(c)                                  Severance Benefits.  Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 6.1(e); or (ii) the Company’s election not to renew the Original Term or a renewal term pursuant to Section 2.1, and the Employee’s execution and delivery to the Company of a general release in form and substance satisfactory to the Company in its reasonable discretion, the Company shall pay to the Employee on the last day of each of the twelve (12) months following the month in which such termination occurred a severance payment equal to (i) the sum of the Employee’s monthly installment of Annual Base Salary plus (ii) the sum of the Employee’s monthly car allowance plus (iii) 1/12th of the Employee’s annual incentive bonus calculated on the basis of the average of the bonuses received by the Employee in the prior three calendar years or, if the Employee has been employed for less than three complete calendar years, in such lesser complete calendar year(s) or, if the Employee has been employed for less than one complete calendar year, at target. For clarification, if the bonus portion of the monthly severance payment was calculated at target, the Employee would receive 12 monthly severance payments, each in the sum of $38,500, or a total severance payment of $462,000, based on her Compensation as at the date of this Agreement. The Company shall also continue to distribute to the Employee all benefits under Section 2.3(e) from the date of the Employee’s termination of employment through to expiry of the twelve month severance period. All payments and other distributions under this Section 6.2(c) will be subject to reduction by the Company during the twelve month severance period in an amount equal to any income generated by the Employee from new employment including self employment during the twelve month severance period and such payments and other distributions are in addition to the Employee’s Compensation during the notice period specified in Sections 6.1(e) and 2.1. Provided, upon termination of the Employee pursuant to Section 6.1(e), for the number of months the Employee would be entitled to severance payments, the Company is not obligated to pay any severance payments to the Employee if the Employee materially violates Sections 3, 4 or 5 of this Agreement.  The Company will also distribute to the Employee the Compensation due the Employee pursuant to Sections 2.3(a), (b), (c), (d) and (e) up to the date of termination.  The Severance Benefits pursuant to this Section 6.2(c) are inclusive of and in full satisfaction of all statutory, common law, or contractual pay in lieu of notice of termination or severance pay to which the Employee may be entitled in connection with any termination of Employee’s employment.

(d)                                 Return or Destruction.  Upon termination of this Agreement, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

Section 7.                                           Miscellaneous.

7.1                               Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

7.2                               Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter.

7.3                               Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	Metaca Corporation
c/o Tricor Pacific Capital, Inc.
One Westminster Place
Lake Forest, IL 60054
Fax: (847) 295-4427
Attention: Bradley S. Seaman and Nicholas A. Peters

With copies to:	Tricor Pacific Capital, Inc.
200 Burrard St., Suite 1560
Vancouver, B.C. V6C 3L6
Fax: (604) 688-7649
Attention: Managing Director

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Fax: (312) 558-5700
Attention: Andrew McDonough, Esq.

If to the Employee, at the address of the Employee as set forth on the signature page hereto.

7.4                               Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of the Employee shall not be withheld unreasonably.

7.5                               Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

7.6                               Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

7.7                               Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

7.8                               Headings.  Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

7.9                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

7.10                        Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.

7.11                        Income Tax Reporting.  The Employer shall report the Annual Base Salary, the annual bonus and all payments made to the Employee pursuant to Section 2.2 as ordinary income for Federal, Provincial and local tax income tax purposes, if required by the governing legislation.

7.12                        Disclosure.  During the Term and for one year after such Term, the Employee shall not communicate the contents of this Agreement to any Person that she intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business.

7.13                        Remedies.  The Employee acknowledges that her failure to comply with Sections 3, 4 and 5 of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.

7.14                        Survival of Certain Obligations.  The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

7.15                        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.  Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

7.16                        Attorneys’ Fees.  In the event an action or proceeding is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such reasonable attorneys’ fees as the court may award.

7.17                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Agreement, as of the date first written above.

EMPLOYEE:

/s/ Anna P. Rossetti
Anna P. Rossetti
113 Rossmill Drive
Woodbridge, Ontario 242 7E2

COMPANY:
METACA CORPORATION

/s/ Nicholas Peters
Name: Nicholas A. Peters
Title: Vice President and Director